UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2012

OLD STONE CORPORATION

(Exact name of registrant as specified in its charter)

RHODE ISLAND

(State or other jurisdiction of incorporation)

0-8016	05-0341273
(Commission file number)	(IRS Employer Identification Number)

One Financial Plaza, 24th Floor, Providence, RI 02903

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 401-921-1591

N/A

(Former name or former address, if changed since last report)

Item 1.03. Bankruptcy or Receivership.

On June 5, 2012, Old Stone Corporation joined with its largest stockholder, Manticore Properties, LLC, in filing a petition with the Rhode Island Superior Court (the “Court”) seeking dissolution of the Corporation and the appointment of a receiver to distribute its remaining assets to the holders of its outstanding Cumulative Voting Convertible Preferred Stock, Series B (the “Series B Preferred Stock”).

As the Corporation has summarized in its previous filings under the Securities Exchange Act of 1934, as amended, from its formation in 1969, the Corporation was the parent company of the former Old Stone Bank until the bank was seized by the federal Resolution Trust Corporation in January 1993. The Corporation sued the federal government for breach of contract and was awarded damages of $192.5 million by the U.S. Court of Federal Claims, which amount was reduced to $74.5 million by the Federal Circuit Court of Appeals. The Corporation’s petition to the U.S. Supreme Court for review was denied in 2007, and the bulk of the funds received was distributed to the holders of the Corporation’s Series B Preferred Stock as a partial redemption of that series. Since that time, the Corporation has sought to find a partner or a transaction which might raise additional funds to pay out the redemption amount owed with respect to its remaining Series B Preferred Stock, as well as to provide funds for the holders of its common stock. Despite several initiatives, it became clear to the Corporation’s Board of Directors that such a transaction would not be achievable, and the Board authorized the filing of the petition for dissolution.

The petition, captioned Manticore Properties, LLC v. Old Stone Corporation, was filed pursuant to Rhode Island General Laws Sections 7-1.2-1314 and -1323, which allow a shareholder to seek an orderly dissolution of a corporation through the appointment of a receiver. Manticore’s petition was joined in by the Corporation. At this time, the Corporation estimates that it has no outstanding debt and approximately $0.8 million in cash, which will be available for the holders of the Series B Preferred Stock after payment of dissolution expenses. The Corporation is unable at this point to estimate final expenses or the likely timing of any such distribution.

On June 5, 2012, the Court signed an order appointing Allan Shine of Winograd Shine Land & Finkle, P.C., as a temporary receiver. Following the required notice to stockholders and hearing, the Corporation anticipates that Mr. Shine will be appointed permanent receiver in order to oversee the distribution of final amounts to the holders of Series B Preferred Stock, to pay any and all other liabilities and obligations of the Corporation, and to take such actions as may be necessary to liquidate the Corporation. The petition ultimately seeks a final decree of dissolution of the Corporation. The Corporation is not able to estimate the likely timing of any such final decree.

Cautionary Statement: This Current Report on Form 8-K contains forward-looking statements. Statements in this report that are not historical facts, including statements about the Corporation’s beliefs and expectations regarding the receivership process, the appointment of a permanent receiver and any amounts that may be distributed to holders of its preferred stock, constitute forward-looking statements. These statements are based on current plans, estimates and understandings, and are subject to change based upon factors outside of the Corporation’s control, including the possibility of a delay in the appointment of a permanent receiver, unanticipated costs associated with the dissolution and winding up of the Corporation, and similar factors. Readers are cautioned to consider carefully these factors, as well as the other factors identified in the Corporation’s most recent filings under the Exchange Act, and not to place undue reliance on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD STONE CORPORATION
Registrant

By:	/s/ John E. Bucci, Jr
John E. Bucci, Jr.
President and Treasurer

Dated: June 6, 2012